Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

SMTC Corporation:

We consent to the use of our report dated February 6, 2004, except as to note 20(a) which is as of March 3, 2004 and note 20(b) which is as of June 2, 2004, with respect to the consolidated balance sheets of the Company as of December 31, 2002 and 2003, and the related consolidated statements of operations, changes in stockholders’ equity (deficiency) and cash flows for each of the years in the three-year period ended December 31, 2003, and the accompanying financial statement schedule, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated February 6, 2004, except as to note 20(a) which is as of March 3, 2004 and note 20(b) which is as of June 2, 2004, contains an explanatory paragraph that states that the Company has incurred significant recurring losses and has a significant working capital deficiency due to the maturity of the Company’s debt on October 1, 2004, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedules do not include any adjustments that might result from the outcome of that uncertainty. Our report also refers to a change in accounting policy on goodwill.

/s/ KPMG LLP

Chartered Accountants

Toronto, Canada

August 4, 2004